PROSPECTUS SUPPLEMENT NO. 4

                                  $792,000,000

                           ANIXTER INTERNATIONAL INC.
                     LIQUID YIELD OPTION(TM) NOTES DUE 2020
                            (ZERO COUPON -- SENIOR)
                                      AND
                           COMMON STOCK ISSUABLE UPON
                            CONVERSION OF THE LYONS

     This prospectus supplement supplements the prospectus dated August 30, 2000 of Anixter International Inc., as supplemented September 15, 2000, September 8, 2000, and September 29, 2000 relating to the sale by certain of our securityholders (including their pledgees, donees, transferees or other successors) of up to $792,000,000 principal amount at maturity of LYONs and up to 5,908,558 shares of common stock to be issued upon conversion of the LYONs. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     The table of Selling Securityholders contained in the prospectus is hereby amended to add the entity named below as a Selling Securityholder.

                                                                   AGGREGATE
                                                                PRINCIPAL AMOUNT
                                                                  OF LYONS AT       NUMBER OF SHARES
                                                                 MATURITY THAT      OF COMMON STOCK
               NAME OF SELLING SECURITYHOLDER                     MAY BE SOLD       THAT MAY BE SOLD
               ------------------------------                   ----------------    ----------------
Merrill Lynch Investment Manager -- Quantitative Advisors...      $ 15,000,000           111,904
Additionally, the following line items in the table of Selling Securityholders are hereby amended as follows:
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........       119,300,000           890,013
          Total.............................................       757,970,000         5,654,651

     Merrill Lynch, Pierce, Fenner & Smith Incorporated and Anixter and its affiliates have engaged in and may in the future engage in, investment banking and other commercial dealings. Merrill Lynch acted as the initial purchaser in the private placement in which the LYONs were originally issued. Merrill Lynch has received customary fees and commissions for these transactions.

     INVESTING IN THE LYONS OR THE COMMON STOCK INVOLVES RISKS DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9 OF THE PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

(TM) TRADEMARK OF MERRILL LYNCH & CO.

           The date of this prospectus supplement is October 10, 2000